CONSULTING AGREEMENT

Effective as of November 1, 2008 (the "Effective Date").

BETWEEN: **TUSCANY MINERALS, LTD.**

Suite 780 – 333 Seymour Street

Vancouver, BC V6B 5A6

(hereinafter called the "Company")

OF THE FIRST PART

AND: **CHM FINANCIAL SERVICES INC.**

4247 Rockbank Place

West Vancouver, B.C. V7W 1A8

(hereinafter called "CHM")

OF THE SECOND PART

WHEREAS:

A. The Company desires that CHM perform certain management consulting and advisory services for and on behalf of the Company, and CHM desires to perform such services; and

B The Parties hereto desire to enter into this Agreement setting forth the terms and conditions pursuant to which CHM shall perform such services.

1. CONSULTING SERVICES

1.1 CHM exclusively through Stephen Barley shall render general management consulting and advisory services (the "Work") to the Company comprised of those services as directed by the Company. The Work shall be performed to the satisfaction of the Company.

2. TERM

2.1 This Agreement shall commence on the Effective Date and, unless earlier terminated as set forth herein, shall continue on a month to month basis until terminated by the parties to this Agreement.

3. **COMPENSATION**

3.1 In consideration of CHM performing the Work, the Company shall upon receipt of an invoice, pay CHM a consulting fee of $5,000 per month (plus G.S.T. if applicable). The parties will from time to time review the amount of the fee.

3.2 Subject to regulatory approval, the Company shall grant to CHM, its directors, partners and/or employees an option/options to purchase shares in the capital stock of the Company under the terms of the Company's stock option plan as approved by the Board of Directors of the Company in such amount as may be agreed by the parties.

3.3 Subject to as herein provided, the Company shall reimburse CHM for all reasonable out-of-pocket expenses incurred by CHM pursuant to the provisions of this Agreement. CHM will obtain pre-approval for all material expenses.

4. **DEVOTION OF TIME**

4.1 It is acknowledged and agreed by the Company and CHM that CHM will devote such time as is necessary to effectively carry out the Work covered by the consulting fee as set out in section 3.1.

5. **ACCOUNTS**

5.1 CHM shall within thirty (30) days after the end of each month during which the Work is performed provide the Company with an invoice for services rendered during such month.

5.2 Except as provided in subparagraph 3.1 herein, the Company shall, within thirty (30) days of receipt of each itemized statement of account furnished by CHM, pay CHM all fees and all pre-approved costs, charges or disbursements shown in such itemized statement of account.

6. **INDEPENDENT CONSULTANT**

6.1 In performing the Work, CHM shall operate as an independent consultant and shall not act as or be an agent or employee of the Company. The Company acknowledges that CHM has or will have engagements or interests with other companies but that CHM will avoid any conflicts with the Company's interests.

7. **CONFIDENTIALITY**

7.1 CHM and all of its partners, shareholders, employees, agents and contractors shall keep confidential any information concerning the Work carried out under this Agreement and shall keep confidential any material of a confidential nature supplied to CHM by the Company for so long as such material has not been made public by the Company or entered into the public domain in some other appropriate manner.

8. **TERMINATION**

8.1 Either of the parties may for any reason and in their sole discretion terminate this Agreement by giving thirty (30) days' written notice to the other to that effect. The Company shall be liable to pay CHM for all Work undertaken and expenses incurred by CHM to the effective date of termination.

9. NOTICE

9.1 Any notice required or permitted hereunder shall be deemed to have been properly given:

(a) when delivered personally to the party for whom it is intended;

(b) upon receipt if delivered by recognized courier service; or

(c) upon receipt if sent by facsimile transmission;

and in any case, if addressed, to:

Tuscany Minerals, Ltd.

Suite 780-333 Seymour Street

Vancouver, BC V6B 5A6

Attn: President

CHM Financial Services Inc.

4247 Rockbank Place

West Vancouver, B.C. V7W 1A8

Attention: Stephen Barley

10. ASSIGNMENT

10.1 The rights and obligations of CHM hereunder are deemed to be personal and may not be transferred or assigned, and any attempted assignment shall be void and of no effect. CHM shall not subcontract for any part of the Work without the prior written consent of the Company.

11. PERSONAL INFORMATION

11.1 Only where required by law, and upon advance written notice to CHM, CHM hereby acknowledges and consents to:

(a) the disclosure to the Exchange and all other regulatory authorities of all personal information of CHM obtained by the Company; and

(b) the collection, use and disclosure of such personal information by the Exchange and all other regulatory authorities for any purpose, including the provision to third party service providers, from time to time.

12. MISCELLANEOUS

12.1 ***Entire Agreement***: This Agreement sets forth the full and complete understanding of the parties hereto relating to the subject matter hereof, and supersedes any and all other agreements or

representations, oral or written, made or dated prior hereto. This Agreement may be amended only by a written amendment signed by both parties.

12.2 ***Waiver***: No waiver of any of the provisions of this Agreement shall be effective unless in writing and signed by the waiving party. No waiver by either party of any breach by the other party of any of the provisions of this Agreement shall be construed as a waiver of any subsequent breach, whether of the same or of a different provision in this Agreement.

12.3 ***Severability***: In the event that any of the provisions, or portions or applications thereof, of this Agreement are held to be unenforceable or invalid by any court of competent jurisdiction, CHM and the Company shall negotiate an equitable adjustment in the provisions of this Agreement with a view toward effecting the purpose of this Agreement, and the validity and enforceability of the remaining provisions, or portions or applications thereof, shall not be affected thereby.

12.4 ***Regulatory Approval***: This Agreement is subject to all required regulatory approvals.

12.5 ***Governing Law***: This Agreement shall be governed by and construed in accordance with the laws of the Province of British Columbia.

12.6 ***Currency***: All dollar amounts herein are in Canadian dollars.

IN WITNESS WHEREOF the parties have entered into this Agreement as of the date first above written.

____

TUSCANY MINERALS , LTD.

Per: ______________________
Authorized Signatory

CHM FINANCIAL SERVICES INC.

Per: ______________________
Authorized Signatory